                                                                   EXHIBIT 10.40

FIRST MARBLEHEAD                                FIRST MARBLEHEAD CORPORATION
                                                30 Little Harbor
                                                Marblehead, MA 01945
                                                Tel 781-639-2000 or 800-895-4283
                                                Fax 781-639-4583

                                                230 Park Avenue, 10th Floor
                                                New York, NY  10169
                                                Tel 212-808-7225
                                                Fax 212-808-7226


February 24, 2003

Mr. John Hupalo
13 Sunnybrae Place
Bronxville, NY 10708

Dear John:

First Marblehead is pleased to offer you the position of Executive Vice President, Group Head of Capital Markets. Your primary responsibilities will be to manage the day to day activities of Capital Markets personnel, to shape and staff the Group so it is in a position to provide needed information and services on a timely basis to both internal and external clients, and to contribute to the overall strategic direction of FMC through active participation as a member of Management Committee. I understand you can start these duties as soon as you are able to relinquish your current responsibilities with UBS Paine Webber.

Your compensation will include direct annual cash compensation of $400,000, paid on a twice-monthly basis. You will also receive annual cash incentive compensation in the amount of not less than $200,000, to be paid on each anniversary date of your employment if you continue to be employed by FMC on that date. In addition to these two forms of cash compensation, upon acceptance of this offer of employment, we will issue you a grant of Incentive Stock Options to purchase 75,000 shares of First Marblehead common stock at a strike price of $28. The vesting schedule, which will be detailed in the formal grant document, is over four years, with 20% vesting immediately and 20% vesting at each of the 1st, 2nd, 3rd and 4th anniversary dates. As with all FMC employees, your performance and contributions to the firm will be reviewed at regular annual intervals.

Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will. This letter will certify, however, that should there be change of control event within the first 18 months of your employment and as a result of that event your exercised options do not yield you $1,000,000 of pretax profit, then FMC will make up the difference between the pretax profit you do actually yield and the $1,000,000 goal as a form of "guaranteed severance".

Ms. Jo-Ann Burnham, our HR Administration Manager, is available to discuss the details of our benefits program. In a nutshell, you will be immediately eligible to enroll in our Group Medical Insurance, our Group Dental Plan, our Group Life Plan (two times salary up to a maximum of

FIRST MARBLEHEAD

$500,000), and our Long Term Disability Plan. For each of these, all costs are borne by the firm and you are eligible for coverage on the first day of employment. Ms. Burnham can also fill you in on other benefits, such as our non-contributory 401K Plan, which has proven to be an outstanding method of saving for the future. We offer accrual of vacation up to fifteen days and eight paid holidays per year.

As a condition of hire, First Marblehead requires that all employees sign a Non-Disclosure letter. Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans.

On behalf of everyone at First Marblehead, especially my Management Committee colleagues, I want you to know how pleased we are at the prospect of having you join us to help build First Marblehead into a national powerhouse. Welcome aboard.

Sincerely,


Ralph M. James
President